EXHIBIT 21.1

SUBSIDIARIES OF STERLING

Subsidiaries of Sterling Financial Corporation

Sterling Savings Bank

Sterling Capital Trust I

Sterling Capital Trust II

Tri-Cities Mortgage Corporation

Subsidiaries of Sterling Savings Bank

Action Mortgage Company

INTERVEST-Mortgage Investment Company

Harbor Financial Services, Inc.

Evergreen Environmental Development Corporation

Evergreen First Service Corporation

Fidelity Service Corporation

Source Capital Corporation

Sterling Automobile Loan Securitization 2000-1, LLC

Tri-West Mortgage Company